UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 26, 2005

Date of Report (Date of earliest event reported)

FORTUNE BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9076	13-3295276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Tower Parkway, Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 484-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On Tuesday, April 26, 2005, Fortune Brands, Inc. (the “Company”) held its 2005 Annual Meeting of Stockholders at which its stockholders approved the Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan (the “Plan”). The following summary of the Plan is qualified in its entirety to the terms of the Plan, a copy of which is incorporated by reference herein as Exhibit 10.1.

On April 25, 2000, the Company’s stockholders had approved the Stock Plan for Non-employee Directors which annually granted shares of the Company’s common stock, par value $3.125 per share (the “Common Stock”) to each of the Company’s non-employee directors. The plan expired on December 31, 2004. The new Plan replaced and is similar to the Company’s old plan. The purpose of the Plan is to aid the Company in continuing to attract and retain non-employee directors of exceptional ability by supplementing their cash fees and further aligning their interests with those of the stockholders by increasing their proprietary interest in the Company.

Under the Plan, each non-employee director will receive a designated number of shares of Common Stock, as determined by the Company’s Nominating and Corporate Governance Committee (the “Committee”) from time to time, for each year in which he or she serves as a non-employee director. Initially, each non-employee director will receive 700 shares. The share grant will follow the Annual Meeting of Stockholders. During the year, the Committee may award interim partial grants to eligible non-employee directors elected or appointed after the Annual Meeting. The shares will be delivered after the Annual Meeting and will be in addition to, not in place of, the annual cash fee and cash fees for service on committees.

The Committee will administer the Plan. The Committee will have discretion to award interim or partial grants to directors to reflect partial years of service for directors who are elected or appointed to the Board of Directors after the most recent Annual Meeting. However, the Committee does not otherwise have discretion with respect to the amount of or the terms of any individual grant.

The maximum number of shares of Common Stock that may be issued in the aggregate to non-employee directors under the Plan is 150,000. The number of shares of Common Stock which a non-employee director may receive per year and the aggregate number of shares which may be issued to non-employee directors under the Plan are subject to adjustment for stock splits, stock dividends and similar events.

The Plan also includes a provision that did not exist in the previous plan, which allows non-employee directors to elect to receive their annual compensation, including the annual, chairperson, committee membership and committee attendance fees, in Common Stock rather than cash.

The Plan permits a non-employee director to elect to defer receipt of shares of Common Stock until a specified date or until the occurrence of a specified event or a Change in Control (as defined in the Plan) in the future. During the period that receipt of any such shares is deferred, dividends that would have been paid are also deferred and will accrue interest at a rate determined under the Plan.

The Company’s Board of Directors may at any time amend or terminate the Plan in whole or in part, subject to applicable law. The Plan will terminate, except with respect to shares of Common Stock and other amounts deferred thereunder, on December 31, 2009, unless terminated by the Board before such date.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1*	Fortune Brands, Inc. 2005 Non-Employee Director Stock Plan incorporated herein by reference to Exhibit A to Fortune Brands, Inc.’s Definitive Proxy Statement filed on March 14, 2005 in connection with its 2005 Annual Meeting of Stockholders.

*	Compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

FORTUNE BRANDS, INC.

By	/s/ Craig P. Omtvedt
Craig P. Omtvedt
Senior Vice President and Chief Financial Officer

Date: May 2, 2005